                                                                       EXHIBIT 2

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                  MASTER SEPARATION AND DISTRIBUTION AGREEMENT

                                 BY AND BETWEEN

                            THREE-FIVE SYSTEMS, INC.

                                       AND

                              BRILLIAN CORPORATION

                                 EFFECTIVE AS OF

                                SEPTEMBER 1, 2003

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

                                TABLE OF CONTENTS

                                                                                                                    PAGE
SECTION 1 SEPARATION ............................................................................................     1

         1.1.     Transfer of Assets.............................................................................     1
         1.2.     Assumption of Liabilities......................................................................     4
         1.3.     Retained Assets................................................................................     5
         1.4.     Retained Liabilities...........................................................................     5
         1.5.     Termination of Existing Intercompany Agreements................................................     6

SECTION 2 SEPARATION CLOSING MATTERS.............................................................................     6

         2.1.     Separation Date................................................................................     6
         2.2.     Closing of Transactions........................................................................     6
         2.3.     Exchange of Secretary's Certificates...........................................................     6
         2.4.     Documents to be Delivered by TFS...............................................................     6
         2.5.     Documents to be Delivered by Brillian..........................................................     7

SECTION 3 THE DISTRIBUTION ......................................................................................     7

         3.1.     Share Distribution.............................................................................     7
         3.2.     Actions Prior to the Distribution..............................................................     8
         3.3.     Conditions to Distribution.....................................................................     8
         3.4.     Modification or Abandonment....................................................................    10

SECTION 4 EMPLOYEES AND EMPLOYEE BENEFIT MATTERS.................................................................    10

         4.1.     Employment of Brillian Employees...............................................................    10
         4.2.     Severance......................................................................................    10
         4.3.     Withdrawal From TFS Plans and Establishment of Brillian Plans..................................    11
         4.4.     Transfer of 401(k) Plan Account Balances.......................................................    11
         4.5.     Welfare Benefits Provided Under Brillian Plans.................................................    11
         4.6.     Stock Options..................................................................................    12
         4.7.     Workers' Compensation..........................................................................    13
         4.8.     Warn Act.......................................................................................    13
         4.9.     Information to be Provided to TFS..............................................................    13

SECTION 5 INSURANCE MATTERS......................................................................................    13

         5.1.     Insurance Prior to the Distribution Date.......................................................    13
         5.2.     Ownership of Existing Policies and Programs....................................................    13
         5.3.     Naming of Brillian as Additional Insured.......................................................    14
         5.4.     Brillian Insurance Policies....................................................................    14
         5.5.     Brillian Directors' and Officers' Insurance....................................................    14
         5.6.     Post-Distribution Insurance Claims Administration..............................................    14
         5.7.     Non-Waiver of Rights to Coverage...............................................................    15
         5.8.     Scope of Affected Policies of Insurance........................................................    15

SECTION 6 CERTAIN COVENANTS......................................................................................    15

         6.1.     Further Instruments............................................................................    15
         6.2.     Exchange of Information........................................................................    16
         6.3.     Confidentiality................................................................................    17

                                TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                                    PAGE
         6.4.     Privileged Matters.............................................................................    18
         6.5.     Non-competition................................................................................    19
         6.6.     Governmental Approvals.........................................................................    20
         6.7.     Cooperation in Obtaining New Agreements........................................................    20
         6.8.     Condition of Transferred Assets................................................................    20
         6.9.     Reconciliation of Accounts Receivable..........................................................    20

SECTION 7 INDEMNIFICATION .......................................................................................    21

         7.1.     Indemnification by TFS.........................................................................    21
         7.2.     Indemnification by Brillian....................................................................    21
         7.3.     Procedure for Indemnification..................................................................    21
         7.4.     Direct Claims..................................................................................    22
         7.5.     Adjustment of Indemnifiable Losses.............................................................    23
         7.6.     No Third Party Beneficiaries...................................................................    24
         7.7.     Joint Defense Agreements.......................................................................    24
         7.8.     Special Notices................................................................................    24

SECTION 8 DISPUTE RESOLUTION.....................................................................................    25

         8.1.     General  ......................................................................................    25
         8.2.     Negotiation....................................................................................    25
         8.3.     Non-Binding Mediation..........................................................................    25
         8.4.     Proceedings....................................................................................    25
         8.5.     Pay and Dispute................................................................................    25

SECTION 9 MISCELLANEOUS .........................................................................................    25

         9.1.     No Representations or Warranties...............................................................    25
         9.2.     Limitation of Liability........................................................................    26
         9.3.     Survival.......................................................................................    26
         9.4.     Expenses.......................................................................................    26
         9.5.     Entire Agreement...............................................................................    26
         9.6.     Amendment......................................................................................    27
         9.7.     No Third-Party Beneficiaries...................................................................    27
         9.8.     Governing Law..................................................................................    27
         9.9.     Termination....................................................................................    27
         9.10.    Notices  ......................................................................................    27
         9.11.    Counterparts...................................................................................    27
         9.12.    Binding Effect and Assignment..................................................................    27
         9.13.    Severability...................................................................................    27
         9.14.    Failure or Indulgence and Remedies.............................................................    28
         9.15.    Authority......................................................................................    28
         9.16.    Interpretation.................................................................................    28
         9.17.    Conflicting Agreements.........................................................................    28
         9.18.    Definitions....................................................................................    28

                                  EXHIBIT INDEX

Exhibit A - Certificate of Secretary of TFS...............................................................   A-1

Exhibit B - Certificate of Secretary of Brillian..........................................................   B-1

Exhibit C - Assignment and Assumption Agreement...........................................................   C-1

Exhibit D - Transition Services Agreement.................................................................   D-1

Exhibit E - Tax Sharing Agreement.........................................................................   E-1

Exhibit F - Intellectual Property Agreement...............................................................   F-1

Exhibit G - Real Property Sublease Agreement..............................................................   G-1

                                    SCHEDULES

Schedule 1.1(a) ...........     Brillian Balance Sheet
Schedule 1.1(d) ...........     Personal Property Leases
Schedule 1.1(e) ...........     Transferred Intellectual Property
Schedule 1.1(f) ...........     Trademarks
Schedule 1.1(g) ...........     Contracts
Schedule 1.1(h) ...........     Permits and Licenses
Schedule 1.1(j) ...........     Subsidiaries, Joint Ventures, and Minority Interests
Schedule 1.1(m) ...........     Loans to Transferred Employees
Schedule 1.2(g) ...........     Loan Guarantees
Schedule 1.3(f) ...........     Retained Intellectual Property
Schedule 4.1...............     Transferred Employees

                  MASTER SEPARATION AND DISTRIBUTION AGREEMENT

                  This Master Separation and Distribution Agreement (this "Agreement") is entered into as of September 1, 2003, by and between Three-Five Systems, Inc., a Delaware corporation ("TFS"), and Brillian Corporation, a Delaware corporation ("Brillian"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Section 9.18 hereof.

                                    RECITALS

                  WHEREAS, TFS develops, inter alia, liquid crystal on silicon microdisplay technologies incorporating pixels having a pixel pitch that is less than 50 microns (50(micro)m) (the "Microdisplay Business");

                  WHEREAS, the Board of Directors of TFS has determined that it would be advisable and in the best interests of TFS and its stockholders for TFS to transfer to Brillian the business, operations, assets, and liabilities related to the Microdisplay Business;

                  WHEREAS, TFS has agreed to transfer and assign, or cause to be transferred and assigned, to Brillian substantially all of the assets and properties of the Microdisplay Business held by TFS and one or more of its Subsidiaries, and Brillian has agreed to assume certain liabilities and obligations arising out of or relating to the Microdisplay Business (collectively, the "Separation");

                  WHEREAS, the Board of Directors of TFS has determined that it would be advisable and in the best interests of TFS and its stockholders for TFS to distribute on a pro-rata basis to the holders of record of TFS common stock, par value $.01 per share (the "TFS Common Stock"), without any consideration being paid by such holders, all of the outstanding shares of Brillian common stock, par value $.01 per share (the "Brillian Common Stock") owned directly and indirectly by TFS (the "Distribution");

                  WHEREAS, for federal income tax purposes, the Separation and Distribution are intended to qualify for tax-free treatment under Sections 355 and 368(a)(1)(D) of the Code; and

                  WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and the Distribution and certain other agreements that will govern the relationship of TFS and Brillian following the Distribution.

                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, the parties agree as follows:

                                    SECTION 1
                                   SEPARATION

                  1.1. TRANSFER OF ASSETS. Subject to the terms and conditions of this Agreement, on or prior to September 15, 2003 (the "Distribution Date"), TFS shall convey, assign, transfer, contribute, and set over, or cause to be conveyed, assigned, transferred, contributed, and set over, to Brillian, and Brillian shall accept and receive, all right, title, and interest of TFS in and to the tangible and intangible assets of the Microdisplay Business (all of such assets being hereinafter referred to as the "Transferred Assets"), including without limitation the following:

                           (a)      BALANCE SHEET ASSETS. All assets reflected
or disclosed on the unaudited pro forma balance sheet of the Microdisplay Business as of September 1, 2003 attached as Schedule 1.1(a) hereto (the "Brillian Balance Sheet"), including all machinery, equipment, furniture, and other tangible personal property, whether owned or leased, used primarily in the operation of the Microdisplay Business, subject to acquisitions, dispositions, and adjustments in the ordinary course of the Microdisplay Business, consistent with past practice, after such date.

                           (b)      RECEIVABLES.

                                    (i)      Except as set forth in Section
1.3(g) hereof, all notes receivable, lease receivables, prepayments (other than prepaid insurance), advances, and other receivables arising out of or produced by the Microdisplay Business and owing by any Persons (the "Receivables");

                                    (ii)     all cash payments received after
the Distribution Date on account of the receivables listed in Section 1.1(b)(i);

                                    (iii)    all manufacturers' warranties or
guarantees related to the Transferred Assets or related to any of the Assumed Liabilities; and

                                    (iv)     any and all manufacturers' or
third-party service or replacement programs relating to the Transferred Assets.

                           (c)      INVENTORIES. All supplies, packaging, and
other inventories related to the Microdisplay Business.

                           (d)      PERSONAL PROPERTY LEASES. The machinery,
equipment, and other tangible personal property leases (the "Personal Property Leases") set forth on Schedule 1.1(d) hereto.

                           (e)      INTELLECTUAL PROPERTY. All copyrights,
interfaces, methodologies, patents, patent applications, and software to the extent the foregoing are used primarily in connection with the Microdisplay Business, including the following (collectively, the "Transferred Intellectual Property"):

                                    (i)      those set forth on Schedule 1.1(e)
hereto;

                                    (ii)     all business and technical
Information, nonpatented inventions, discoveries, processes, formulations, trade secrets, know-how, and technical data used primarily in connection with the Microdisplay Business made or conceived by employees, consultants, or contractors of TFS or its Subsidiaries as to which TFS or its Subsidiaries have rights under any agreement or otherwise relating to the foregoing;

                                    (iii)    all business and technical
Information, nonpatented inventions, discoveries, processes, formulations, trade secrets, know-how, and technical data used primarily in connection with the Microdisplay Business made or conceived by third parties as to which TFS or its Subsidiaries have rights pursuant to executory agreements with said third parties relating to the foregoing; and

                                    (iv)     all permits, grants, contracts,
agreements, and licenses running to or from TFS or its Subsidiaries relating to the foregoing and all rights that are associated with the foregoing.

                           (f)      TRADEMARKS. All U.S., state, and foreign
trademarks, service marks, logos, trade dress, and trade names (including all assumed or fictitious names under which TFS is conducting the Microdisplay Business), whether registered or unregistered, including all goodwill associated with the foregoing, and all registrations and pending applications to register the foregoing to the extent the foregoing are used or intended to be used primarily in connection with the Microdisplay Business, including those set forth on Schedule 1.1(f) hereto.

                           (g)      CONTRACTS. All of the following contracts,
agreements, arrangements, leases (other than Personal Property Leases), manufacturers' warranties, memoranda, understandings, and offers open for acceptance of any nature, whether written or oral (collectively, the "Contracts"):

                                    (i)      all contracts related to
acquisitions or divestitures of assets or stock related primarily to the Microdisplay Business, including contracts related to the transactions set forth on Schedule 1.1(g) hereto, except to the extent indicated on Schedule 1.1(g) hereto;

                                    (ii)     all service, license, maintenance,
and support contracts with customers related primarily to the Microdisplay Business, including those set forth on Schedule 1.1(g) hereto;

                                    (iii)    all supplier Contracts related
primarily to the Microdisplay Business relating either to raw materials or distributed products, including those set forth on Schedule 1.1(g) hereto;

                                    (iv)     all joint development and alliance
contracts related primarily to the Microdisplay Business, including those set forth on Schedule 1.1(g) hereto;

                                    (v)      all contracts with third parties
related primarily to the Microdisplay Business relating to services provided to, or for the benefit of, Brillian, including those set forth on Schedule 1.1(g) hereto; and

                                    (vi)     all other contracts and purchase
orders related primarily to the Microdisplay Business.

                           (h)      PERMITS AND LICENSES. All permits,
approvals, licenses, franchises, authorizations, and other rights granted by any Governmental Authority, including those relating to environmental matters, held or applied for by TFS or its Subsidiaries and that are used primarily in the Microdisplay Business or that relate primarily to the Transferred Assets, including those set forth on Schedule 1.1(h) hereto, and all other consents, grants, and other rights that are used primarily for the lawful ownership of the Transferred Assets or the operation of the Microdisplay Business and that are legally transferable to Brillian.

                           (i)      CLAIMS AND INDEMNITIES. All rights, claims,
demands, causes of action, judgments, decrees, and rights to indemnity or contribution, whether absolute or contingent, contractual or otherwise, in favor of TFS relating primarily to the Microdisplay Business, including the right to sue, recover, and retain such recoveries and the right to continue in the name of Brillian or TFS and its Subsidiaries, as appropriate, any pending actions relating to the foregoing, and to recover and retain any damages therefrom.

                           (j)      SUBSIDIARIES, JOINT VENTURES, AND MINORITY
INTERESTS. All shares of capital stock or equity or debt or other interests owned by TFS or its Subsidiaries in the Subsidiaries, joint ventures, and minority investments set forth on Schedule 1.1(j) hereto.

                           (k)      BOOKS AND RECORDS. All books and records
(including all records pertaining to customers, suppliers, and personnel), wherever located, that relate primarily to the operation of the Microdisplay Business.

                           (l)      SUPPLIES. All office supplies, production
supplies, spare parts, purchase orders, forms, labels, shipping material, art work, catalogues, sales brochures, operating manuals, and advertising and promotional material and all other printed or written material that relate primarily to the operation of the Microdisplay Business.

                           (m)      LOANS TO TRANSFERRED EMPLOYEES. All loans,
notes, or other debts owed to TFS or its Subsidiaries by any Transferred Employees, including those set forth on Schedule 1.1(m) hereto.

                           (n)      TAX CREDITS. Any right, title, or interest
in any tax refund, credit, or benefit to which Brillian or any of its Subsidiaries is entitled in accordance with the terms of the Tax Sharing Agreement.

                           (o)      OTHER ASSETS. All other assets, tangible or
intangible, including all goodwill, that are used primarily in or relate primarily to the operation of the Microdisplay Business, including, without limitation, e-mail addresses, domain names, and websites.

                  1.2. ASSUMPTION OF LIABILITIES. Except as expressly limited in this Section 1, Brillian shall assume, effective on or before the Distribution Date, and pay, comply with, and discharge all contractual and other liabilities of TFS arising out of or relating to the Microdisplay Business, whether due or to become due (all of such liabilities being hereinafter referred to as the "Assumed Liabilities"), including, without limitation, the following:

                           (a)      BALANCE SHEET LIABILITIES. All liabilities
of TFS that are reflected, disclosed, or reserved for on the Brillian Balance Sheet, as such liabilities may be increased or decreased in the operation of the Microdisplay Business from the date of the Brillian Balance Sheet through the Separation Date in the ordinary course of business consistent with past practice;

                           (b)      LEASES AND CONTRACTS. All liabilities of TFS
under or related to the Personal Property Leases and the Contracts, such assumption to occur as (i) assignee if such Personal Property Leases or Contracts are assignable and are assigned or otherwise transferred to Brillian, or (ii) subcontractor, sublessee, or sublicensee if assignment of such Personal Property Leases or Contracts or the proceeds thereof is prohibited by law, by the terms thereof, or by the other contracting party;

                           (c)      WARRANTIES. All warranty, performance, and
similar obligations entered into or made by TFS prior to the Distribution Date with respect to the products or services of the Microdisplay Business;

                           (d)      EMPLOYEE CLAIMS. All liabilities of TFS in
connection with claims of past or current employees of the Microdisplay Business or of Transferred Employees, except as otherwise expressly provided in this Agreement;

                           (e)      VIOLATION OF LAW. All liabilities of TFS
related to any and all actions asserting a violation of any law, rule, or regulation related to or arising out of the operations of the Microdisplay Business, whether before or after the Separation Date;

                           (f)      TAXES. All liabilities for which Brillian is
liable in accordance with the terms of the Tax Sharing Agreement; and

                           (g)      LOAN GUARANTEES. All guarantees of TFS
relating to the Microdisplay Business, including those set forth on Schedule 1.2(g) hereto.

                           (h)      OTHER LIABILITIES. All other liabilities of
TFS relating to the Microdisplay Business, whether existing on the date hereof or arising at any time or from time to time after the date hereof, and whether based on circumstances, events, or actions arising heretofore or hereafter, whether or not such liabilities shall have been disclosed herein, and whether or not reflected on the books and records of TFS or Brillian or the Brillian Balance Sheet.

                  1.3. RETAINED ASSETS. Notwithstanding anything to the contrary herein, the following assets (the "Retained Assets") are not, and shall not be deemed to be, Transferred Assets:

                           (a)      CASH. Cash and cash equivalents, any cash on
hand or in bank accounts, certificates of deposit, commercial paper, and similar securities, except for (i) deposits securing bonds, letters of credit, leases, and all other obligations related to the Microdisplay Business, and (ii) $22,000,000;

                           (b)      TAX REFUNDS. Any right, title, or interest
in any tax refund, credit, or benefit to which TFS or any of its Subsidiaries is entitled in accordance with the terms hereof or of the Tax Sharing Agreement;

                           (c)      RETAINED LIABILITIES. Any amounts accrued on
the books and records of TFS or its Subsidiaries or the Microdisplay Business with respect to any Retained Liabilities;

                           (d)      EMPLOYEE BENEFITS. Except as provided in
Section 4, assets relating to the provision of benefits to present or former employees of the Microdisplay Business;

                           (e)      TRADEMARKS. Any intellectual property rights
in and to the name "Three-Five Systems" and the related emblem design, and any variants thereof, and the trademarks and trade names used by TFS or its Subsidiaries in relation to its present business exclusive of the Microdisplay Business, except as provided in the Intellectual Property Agreement;

                           (f)      RETAINED INTELLECTUAL PROPERTY. Any rights
in and to the intellectual property set forth on Schedule 1.3(f) hereto, except as provided in the Intellectual Property Agreement; and

                           (g)      ACCOUNTS RECEIVABLE. All accounts receivable
arising out of or incurred by the Microdisplay Business and owing by any Persons and all payments relating thereto (the "Accounts Receivable"), subject to reconciliation as provided in Section 6.9 hereof.

                  1.4. RETAINED LIABILITIES. Notwithstanding anything to the contrary in this Agreement, neither Brillian nor any of its Subsidiaries shall assume any of the following liabilities of TFS or its Subsidiaries (collectively, the "Retained Liabilities"):

                           (a)      EMPLOYEE BENEFITS. Except as provided in
Section 4, the liabilities under all of the TFS Plans;

                           (b)      TAXES. All liabilities for which TFS is
liable in accordance with the terms of the Tax Sharing Agreement; and

                           (c)      ACCOUNTS PAYABLE. All accounts payable and
accrued accounts payable (including uninvoiced receipts for which TFS or Brillian has received materials but for which an invoice has not yet been received) arising out of or incurred by the Microdisplay Business and owing to any Persons (the "Accounts Payable"), subject to reconciliation as provided in
Section 6.9 hereof.

                  1.5. TERMINATION OF EXISTING INTERCOMPANY AGREEMENTS. Except as otherwise contemplated by this Agreement, all agreements between TFS and Brillian and all other intercompany arrangements and courses of dealing, whether or not in writing and whether or not binding, in effect immediately prior to the Distribution Date, shall be terminated and be of no further force and effect from and after the Distribution Date.

                                   SECTION 2
                           SEPARATION CLOSING MATTERS

                  2.1. SEPARATION DATE. Unless otherwise provided in this Agreement, or in any agreement to be executed in connection with this Agreement, the effective time and date of each transfer of property, assumption of liability, license, undertaking, or agreement in connection with the Separation shall be 12:01 a.m., Arizona time, September 1, 2003 or such other date as may be fixed by the Board of Directors of TFS (the "Separation Date").

                  2.2. CLOSING OF TRANSACTIONS. Unless otherwise provided herein, the closing of the transactions contemplated in Section 1 shall occur by the lodging of each of the executed instruments of transfer, assumptions of liability, undertakings, agreements, instruments, and other documents executed or to be executed with Greenberg Traurig, LLP, 2375 East Camelback Road, Suite 700, Phoenix, Arizona 85016, to be held in escrow for delivery as provided in
Section 2.3 below.

                  2.3. EXCHANGE OF SECRETARY'S CERTIFICATES. Upon receipt of a certificate of the Secretary or an Assistant Secretary of TFS in the form attached to this Agreement as Exhibit A, Greenberg Traurig, LLP shall deliver to Brillian on behalf of TFS all of the items required to be delivered by TFS pursuant to Section 2.4 of this Agreement and each such item shall be deemed to be delivered to Brillian as of the Separation Date upon receipt of such item. Upon receipt of a certificate of the Secretary or an Assistant Secretary of Brillian in the form attached to this Agreement as Exhibit B, Greenberg Traurig, LLP shall deliver to TFS on behalf of Brillian all of the items required to be delivered by Brillian pursuant to Section 2.5 of this Agreement and each such item shall be deemed to be delivered to TFS as of the Separation Date upon receipt of such item.

                  2.4. DOCUMENTS TO BE DELIVERED BY TFS. On the Separation Date, TFS will deliver, or will cause its appropriate Subsidiaries to deliver, to Brillian all of the following items and agreements (collectively, together with all agreements and documents contemplated by such agreements, the "Ancillary Agreements"):

                           (a)      ASSIGNMENT AGREEMENT. A duly executed
Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit C (the "Assignment Agreement");

                           (b)      STOCK CERTIFICATES. Certificates
representing the stock and investments in the Subsidiaries and other holdings of TFS set forth on Schedule 1.1(j) with duly executed stock powers in the form proper for transfer;

                           (c)      TRANSITION SERVICES AGREEMENT. A duly
executed Transition Services Agreement substantially in the form attached hereto as Exhibit D (the "Transition Services Agreement");

                           (d)      TAX SHARING AGREEMENT. A duly executed Tax
Sharing Agreement substantially in the form attached hereto as Exhibit E (the "Tax Sharing Agreement");

                           (e)      INTELLECTUAL PROPERTY AGREEMENT. A duly
executed Intellectual Property Agreement substantially in the form attached hereto as Exhibit F (the "Intellectual Property Agreement");

                           (f)      REAL PROPERTY SUBLEASE. A duly executed Real
Property Sublease Agreement substantially in the form attached hereto as Exhibit G (the "Real Property Sublease");

                           (g)      OFFICER RESIGNATIONS. Resignations of each
person who is an officer or director of TFS or any of its Subsidiaries, immediately prior to the Separation Date, and who will be employees of Brillian from and after the Separation Date; and

                           (h)      OTHER AGREEMENTS. Such other agreements,
documents, or instruments as the parties may agree are necessary or desirable in order to achieve the purposes hereof, including, without limitation, those documents referred to in Section 6.1.

                  2.5. DOCUMENTS TO BE DELIVERED BY BRILLIAN. On the Separation Date, Brillian will deliver, or will cause its appropriate Subsidiaries to deliver, to TFS all of the following items and agreements:

                           (a)      COUNTERPARTS. In each case where Brillian is
a party to any agreement or instrument referred to in Section 2.4, a duly executed counterpart of such agreement or instrument; and

                           (b)      OTHER AGREEMENTS. Such other agreements,
documents, or instruments as the parties may agree are necessary or desirable in order to achieve the purposes hereof, including, without limitation, those documents referred to in Section 6.1.

                                   SECTION 3
                                THE DISTRIBUTION

                  3.1.     SHARE DISTRIBUTION.

                           (a)      DELIVERY OF SHARES FOR DISTRIBUTION. Prior
to the Distribution Date, TFS shall deliver to Brillian the certificate for 1,000 shares of Brillian Common Stock held by TFS and representing all of the outstanding Brillian Common Stock, and Brillian shall cancel such certificate and issue and deliver to TFS in exchange therefor an omnibus stock certificate representing that number of shares of Brillian Common Stock equal to the total number of shares distributable pursuant to Section 3.1(b) hereof. TFS shall then deliver such omnibus certificate to the Distribution Agent.

                           (b)      DISTRIBUTION OF SHARES. TFS shall instruct
the Distribution Agent to distribute, beginning on the Distribution Date, to holders of TFS Common Stock on the Record Date, the number of shares of Brillian Common Stock equal to the product of (i) the number of shares of TFS Common Stock owned by such holder on the Record Date, multiplied by (ii) the Distribution Ratio, and as soon thereafter as reasonably practicable, cash, if applicable, in lieu of fractional shares obtained in the manner provided in
Section 3.1(c) hereof. Brillian agrees to provide to the Distribution Agent sufficient certificates in such denominations as the Distribution Agent may request in order to effect the

Distribution. All of the shares of Brillian Common Stock issued in the Distribution shall be fully paid, nonassessable, and free of preemptive rights. TFS stockholders shall not be required to pay cash or other consideration for the Brillian Common Stock received in the Distribution.

                           (c)      FRACTIONAL SHARES. No certificate or scrip
representing fractional shares of Brillian Common Stock shall be issued as part of the Distribution. In lieu of receiving fractional shares, each holder of TFS Common Stock who would otherwise be entitled to receive a fractional share of Brillian Common Stock pursuant to the Distribution will receive cash for such fractional share. TFS shall instruct the Distribution Agent to determine the number of whole shares and fractional shares of Brillian Common Stock allocable to each holder of record or beneficial owner of TFS Common Stock on the Record Date, to aggregate all such fractional shares into whole shares, to sell the whole shares obtained thereby in the open market at then prevailing prices on behalf of holders or beneficial owners who otherwise would be entitled to receive fractional share interests, and to distribute to each such holder or for the benefit of each such beneficial owner such holder's or owner's ratable share of the total proceeds (net of total selling expenses) of such sale; provided, however, that the Distribution Agent shall have sole discretion to determine when, how, through which broker-dealer, and at what price to make its sales; provided, further, that the broker-dealer shall not be an affiliate of TFS or Brillian.

                           (d)      OBLIGATION TO PROVIDE INFORMATION. TFS and
Brillian, as the case may be, will provide to the Distribution Agent all share certificates and any information required in order to complete the Distribution on the basis specified above.

                  3.2. ACTIONS PRIOR TO THE DISTRIBUTION. On or before the Distribution Date, TFS and Brillian shall use their reasonable commercial efforts to do and accomplish the following:

                           (a)      SEC FILINGS. TFS and Brillian shall prepare
and mail, prior to the Distribution Date, to the holders of TFS Common Stock, such information concerning the Microdisplay Business and the Distribution and such other matters as TFS shall reasonably determine are necessary and as may be required by law. TFS and Brillian will prepare, and Brillian will, to the extent required under applicable law, file with the Securities and Exchange Commission (the "SEC") any registration statement or other documentation that TFS and Brillian determine is necessary or desirable to effectuate the Distribution, and TFS and Brillian shall each use its reasonable commercial efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable.

                           (b)      BLUE SKY. TFS and Brillian shall take and
shall cause any of their Subsidiaries to take all such actions as may be necessary or appropriate under the securities or blue sky laws of any applicable states (and any comparable laws under any foreign jurisdiction) in connection with the Distribution.

                           (c)      NASDAQ LISTING. Brillian shall prepare and
file, and shall use its reasonable commercial efforts to have approved, an application for the listing of the Brillian Common Stock on the Nasdaq National Market.

                           (d)      SATISFACTION OF CONDITIONS. TFS and Brillian
shall take and shall cause any of their Subsidiaries to take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 3.3 hereof to be satisfied and to effect the Distribution on the Distribution Date.

                  3.3. CONDITIONS TO DISTRIBUTION. The following are conditions to the consummation of the Distribution. The conditions are for the sole benefit of TFS and shall not give rise to or create any duty on the part of TFS or the Board of Directors of TFS to waive or not waive any such condition.

                           (a)      APPROVAL BY TFS BOARD OF DIRECTORS. This
Agreement and the transactions contemplated hereby, including the declaration of the Distribution, shall have been duly approved by the Board of Directors of TFS in accordance with applicable law and the certificate of incorporation, as amended, and bylaws of TFS;

                           (b)      RECEIPT OF IRS PRIVATE LETTER TAX RULING.
TFS shall have received a ruling from the IRS that the transactions contemplated hereby will qualify as a tax-free transaction for federal income tax purposes under Section 368(a)(1)(D) or Section 351 of the Code, that the Distribution will qualify as a tax-free distribution for federal income tax purposes under
Section 355 of the Code, and that no income, gain, or loss will be recognized by TFS, Brillian, or their respective stockholders upon the Distribution;

                           (c)      SEC FILINGS AND APPROVALS. The parties shall
have prepared and Brillian, to the extent required under applicable law, shall have filed with the SEC any such documentation that TFS reasonably determines is necessary or desirable to effectuate the Distribution, and each Party shall use commercially reasonable efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable;

                           (d)      FILING AND EFFECTIVENESS OF REGISTRATION
STATEMENT; NO STOP ORDER. A registration statement on Form 10 covering the Brillian Common Stock shall have been filed with the SEC and shall be effective, and no stop order suspending the effectiveness of such registration statement shall have been initiated or, to the knowledge of either of the parties, threatened by the SEC;

                           (e)      DISSEMINATION OF INFORMATION TO TFS
STOCKHOLDERS. Prior to the Distribution Date, the parties shall have prepared and mailed to the holders of TFS Common Stock such information concerning Brillian, its business, operations, and management, the Distribution, and such other matters as TFS shall reasonably determine and as may be required by law;

                           (f)      COMPLIANCE WITH STATE AND FOREIGN SECURITIES
AND BLUE SKY LAWS. The parties shall have taken all such action as may be necessary or appropriate under state and foreign securities and blue sky laws in connection with the Distribution;

                           (g)      APPROVAL OF NASDAQ LISTING APPLICATION. The
Brillian Common Stock to be distributed in the Distribution shall have been approved for listing on the Nasdaq National Market;

                           (h)      RECEIPT OF VIABILITY OPINION OF FINANCIAL
ADVISOR. The TFS Board of Directors shall have received a written opinion of Needham & Company, in form acceptable to TFS, to the effect that Brillian will be financially viable as a separate stand-alone entity for at least 12 months following the Distribution Date, which opinion shall not have been withdrawn or modified;

                           (i)      CONSENTS.

                                    (i)      GOVERNMENTAL APPROVALS. Any
material governmental approvals and consents required to permit the valid consummation of the Distribution shall have been obtained without any conditions being imposed that would have a material adverse effect on TFS or Brillian;

                                    (ii)     CONSENTS. TFS shall have obtained
the consent, approval, or waiver of each Person (other than the Governmental Authorities referred to in Section 4.3(i)(i)) whose consent, approval, or waiver shall be required in connection with the Distribution, except those for which the failure to obtain such consents or approvals would not, in the reasonable opinion of TFS, individually or in the aggregate have a material adverse effect on TFS, Brillian, or the consummation of the Distribution;

                           (j)      NO ACTIONS. No action, suit, or proceeding
shall have been instituted or threatened by or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator to restrain, enjoin, or otherwise prevent the Distribution or the other transactions contemplated by this Agreement (including, but not limited to, a stop order with respect to the effectiveness of the registration statement filed with the SEC), and no order, injunction, judgment, ruling, or decree issued by any court of competent jurisdiction shall be in effect restraining the Distribution or such other transactions; and

                           (k)      CONSUMMATION OF SEPARATION. The Separation
transactions contemplated by Section 1 and Section 2 of this Agreement shall have been consummated in all material respects.

                  3.4. MODIFICATION OR ABANDONMENT. TFS shall, in its sole and absolute discretion, determine the date of the consummation of the Distribution and all terms of the Distribution, including, without limitation, the form, structure, and terms of any transaction(s) or offering(s) to effect the Distribution and the timing of and conditions to the consummation of the Distribution. In addition, TFS may at any time and from time to time until the completion of the Distribution modify or change the terms of the Distribution, including, without limitation, by accelerating or delaying the timing of the consummation of all or part of the Distribution or by abandoning the Distribution. Brillian shall cooperate with TFS in all respects to accomplish the Distribution and shall, at TFS's direction, promptly take any and all actions necessary or desirable to effect the Distribution. TFS shall select any financial printer, distribution, solicitation, or exchange agent, and outside counsel for TFS; provided, however, that nothing herein shall prohibit Brillian from engaging (at its own expense) its own financial, legal, accounting, and other advisors in connection with the Distribution.

                                   SECTION 4
                     EMPLOYEES AND EMPLOYEE BENEFIT MATTERS

                  4.1. EMPLOYMENT OF BRILLIAN EMPLOYEES. On the Separation Date, Brillian shall, or shall cause its Subsidiaries to, employ each employee of the Microdisplay Business set forth on Schedule 4.1 hereto (the "Transferred Employees"), and TFS shall cause all such Transferred Employees to resign from all positions as officers or employees of TFS and its Subsidiaries. Brillian and TFS (and their respective Subsidiaries) shall use commercially reasonable efforts to accomplish any transfers of employment required by this Section 4.1 in a timely manner. As of the Separation Date, Brillian shall assume each employment agreement between TFS and a Transferred Employee and shall be solely responsible for all of the obligations of the employer thereunder.

                  4.2.     SEVERANCE.

                           (a)      TRANSFERRED EMPLOYEES. Transferred Employees
shall not be eligible for any severance benefits from TFS or its Subsidiaries as a result of either their employment with Brillian or its Subsidiaries or their subsequent termination of employment with Brillian or its Subsidiaries.

                           (b)      OTHER EMPLOYEES. Brillian (or its applicable
Subsidiary) shall have the obligation to pay severance benefits to any employee or former employee of the Microdisplay Business whose employment terminates on or after the Separation Date. TFS shall continue to have the obligation to pay severance benefits to any employee or former employee of the Microdisplay Business whose employment terminated prior to the Separation Date.

                  4.3. WITHDRAWAL FROM TFS PLANS AND ESTABLISHMENT OF BRILLIAN PLANS.

                           (a)      TFS PLANS. No later than the Distribution
Date, Transferred Employees shall cease to participate in the TFS employee benefit plans and programs (the "TFS Plans"), except as otherwise specifically provided in this Section 4.

                           (b)      BRILLIAN PLANS. No later than the
Distribution Date, Brillian or a Brillian Subsidiary shall establish its own employee benefit plans and programs for the benefit of eligible employees of Brillian and its Subsidiaries that shall be substantially similar to the TFS Plans, including, but not limited to, a 401(k) savings plan (the "Brillian 401(k) Plan"), a medical and dental plan, a group vision care plan, a cafeteria plan, a group term life and accidental death and dismemberment plan, and a long-term disability plan.

                  4.4. TRANSFER OF 401(k) PLAN ACCOUNT BALANCES. Subject to applicable law and the provisions of the Three-Five Systems, Inc. 401(k) Profit Sharing Plan (the "TFS 401(k) Plan"), as soon as administratively practicable following the establishment of the Brillian 401(k) Plan, or effective as of any other date as agreed to in writing by the plan administrator for the TFS 401(k) Plan and the plan administrator for the Brillian 401(k) Plan, the account balances (including outstanding loans) of all TFS 401(k) Plan participants who are Transferred Employees shall be transferred from the TFS 401(k) Plan to the Brillian 401(k) Plan. Each Transferred Employee shall receive credit for all purposes under the Brillian 401(k) Plan for periods of service with TFS or any of its Subsidiaries. The plan administrator for the Brillian 401(k) Plan shall take any other action reasonably requested by the plan administrator for the TFS 401(k) Plan that is necessary or advisable, in the opinion of the plan administrator for the TFS 401(k) Plan, to maintain the tax-qualified status of the TFS 401(k) Plan or to avoid the imposition of any penalties with respect to such plan.

                  4.5.     WELFARE BENEFITS PROVIDED UNDER BRILLIAN PLANS.

                           (a)      PRIOR SERVICE. Each Transferred Employee who
becomes eligible to participate in a Brillian welfare benefit plan shall be credited under such plan with (i) any deductibles and copayments paid by such employee during the same plan year under the medical or dental plan maintained by TFS and (ii) periods of service with TFS or any of its Subsidiaries for all purposes under such plan. Amounts paid under a TFS medical or dental plan that have been taken into account for purposes of determining each Transferred Employee's lifetime maximum benefits under such TFS medical or dental plan shall be taken into account for purposes of determining such Transferred Employee's lifetime maximum benefits under such Brillian medical or dental plan.

                           (b)      BRILLIAN RESPONSIBILITY. Brillian (or its
applicable Subsidiary) shall pay all costs associated with the provision of disability benefits to any employee or former employee of the Microdisplay Business, other than an employee or former employee whose long-term disability benefits commenced prior to the earlier of (i) the Distribution Date, or (ii) the effective date of the Brillian long-term disability insurance plan. Any employee or former employee of the Microdisplay Business receiving benefits under the TFS long-term disability insurance plan prior to such date shall continue to receive benefits under the terms of such plan and the insurance contract used to fund such plan, and neither Brillian nor any Brillian Subsidiary shall be charged for the payment of such benefits.

                           (c)      TFS RESPONSIBILITY. TFS (or its applicable
Subsidiary) shall pay all claims under the TFS medical plan (including dental benefits) relating to Transferred Employees that have been incurred but not paid prior to the earlier of (i) the Distribution Date, or (ii) the effective date of the Brillian medical plan, but only if claims for such costs are submitted in written form to the authorized agents of TFS (or its applicable Subsidiary) during the nine-month period beginning on such date.

                           (d)      CAFETERIA PLAN. As of the earlier of (i) the
Distribution Date, or (ii) the date Brillian adopts a cafeteria plan, within the meaning of Section 125 of the Code, for the benefit of its employees, Brillian (or its applicable Subsidiary) shall assume all of the obligations of TFS under its cafeteria plan with respect to participants who are Transferred Employees.

                  4.6.     STOCK OPTIONS.

                           (a)      TREATMENT OF TFS OPTIONS. As of the
Distribution Date, each outstanding nonqualified option to purchase shares of TFS Common Stock that was granted on or before the Separation Date shall be converted into both an adjusted TFS option and a substitute option to purchase shares of Brillian Common Stock. The treatment of such TFS options will be identical for those employees who remain employees of TFS immediately after the spin-off and for Transferred Employees. The TFS nonqualified options shall be converted in a manner that preserves the aggregate exercise price of each option, which will be allocated between the adjusted TFS option and the substitute Brillian option based on a comparison of the market capitalization of TFS and the market capitalization of Brillian after the Record Date. Both options, when combined, will preserve the intrinsic value of the existing TFS option, and each will preserve the ratio of the exercise price to the fair market value of the stock subject to the TFS option.

                           (b)      GRANT OF SUBSTITUTE OPTIONS. The number of
shares of Brillian Common Stock subject to the substitute option shall be equal to (i) the number of shares of TFS Common Stock subject to the existing TFS option, divided by (ii) four. The exercise price of each substitute option shall be equal to the exercise price of the existing TFS option, multiplied by four and then multiplied by the following fraction:

             Brillian Market Capitalization (after the Record Date)
--------------------------------------------------------------------------------
TFS Market Capitalization          +              Brillian Market Capitalization
 (after the Record Date)                              (after the Record Date)

                           (c)      REPRICING OF TFS OPTIONS. The number of
shares of TFS common stock subject to an adjusted TFS option will be the same as the number of shares subject to the existing TFS option, and the current exercise price will be multiplied by the following fraction:

                TFS Market Capitalization (after the Record Date)
--------------------------------------------------------------------------------
TFS Market Capitalization          +              Brillian Market Capitalization
 (after the Record Date)                              (after the Record Date)

                           (d)      INCENTIVE STOCK OPTIONS. Each option to
purchase TFS Common Stock that is an incentive stock option, within the meaning of Section 422 of the Code, shall be converted into an incentive stock option to purchase the stock of the corporation with which the optionee is employed immediately after the Distribution. Such options converted into substitute options to purchase Brillian Common Stock shall be adjusted in the manner described in Section 4.6(b) and such options converted into adjusted options to purchase TFS Common Stock shall be adjusted in the manner described in Section 4.6(c).

                           (e)      POST-SEPARATION OPTIONS. Each nonqualified
option to purchase TFS Common Stock granted after the Separation Date and each option to purchase Brillian Common Stock (other than an option granted in substitution of an outstanding option to purchase TFS Common Stock) shall continue solely as an option to purchase TFS Common Stock or Brillian Common Stock, as the case may be.

                           (f)      FURTHER ASSISTANCE. TFS and Brillian agree
to assist each other as appropriate with respect to the ongoing administration of the outstanding options issued to employees of the other party, or issued by the other party to its employees, under the TFS stock incentive plans and the Brillian stock incentive plans, as applicable.

                  4.7. WORKERS' COMPENSATION. Brillian shall assume the liability for any workers' compensation or similar workers' protection claims with respect to any employee of the Microdisplay Business, whether incurred prior to, on, or after the Distribution Date, which are the result of an injury or illness originating prior to or on the Distribution Date.

                  4.8. WARN ACT. Brillian and its Subsidiaries agree that they shall not, at any time during the 90-day period following the Distribution Date, (i) effectuate a "plant closing" as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act") affecting any site of employment or operating units within any site of employment of the Microdisplay Business, or (ii) take any action to precipitate a "mass layoff" as defined in the WARN Act affecting any site of employment of the Microdisplay Business, except, in either case, after complying fully with the notice and other requirements of the WARN Act. Brillian agrees to indemnify TFS and its Subsidiaries and to defend and hold harmless TFS and its Subsidiaries from and against any and all claims, losses, damages, expenses, obligations, and liabilities (including attorney's fees and other costs of defense) that TFS and its Subsidiaries may incur in connection with any suit or claim of violation brought against TFS under the WARN Act, which relates in whole or in part to actions taken by Brillian or its Subsidiaries with regard to any site of employment of Brillian or operating units within any site of employment of the Microdisplay Business.

                  4.9. INFORMATION TO BE PROVIDED TO TFS. Brillian (or its applicable Subsidiary) shall provide any Information that TFS (or any TFS Subsidiary) may reasonably request, including, but not limited to, Information relating to dates of termination of employment, in order to provide benefits to any eligible employee of Brillian or any of its Subsidiaries under the terms and conditions described herein or under the applicable TFS Plans. Any Information relating to an employee's termination of employment shall be provided by Brillian (or its applicable Subsidiary) to TFS as soon as available to Brillian or any of its Subsidiaries, but in any event no later than 30 days after such Information is made available to Brillian or any such Subsidiaries. Brillian (or its applicable Subsidiary) shall, as necessary, update the system used to keep such Information in such timely manner as is required to administer the TFS Plans.

                                   SECTION 5
                               INSURANCE MATTERS

                  5.1. INSURANCE PRIOR TO THE DISTRIBUTION DATE. Brillian does hereby agree that TFS shall not have any liability whatsoever as a result of the insurance policies and practices of TFS in effect at any time prior to the Distribution Date, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, and the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

                  5.2. OWNERSHIP OF EXISTING POLICIES AND PROGRAMS. TFS or one or more of its Subsidiaries shall continue to own all property, casualty, and liability insurance policies and programs, including, without limitation, primary and excess general liability, errors and omissions, automobile, workers' compensation, property, fire, crime, and surety insurance policies, in effect on or before the Distribution Date (collectively, the "TFS Policies" and individually, a "TFS Policy"). TFS shall use reasonable commercial efforts to maintain the TFS Policies in full force and effect up to and including the Distribution Date, and, subject to the provisions of this Agreement, TFS and its Subsidiaries shall retain all of their respective rights, benefits, and privileges, if any, under the TFS Policies. Nothing contained herein shall be construed to be an attempted assignment, or to change the ownership, of the TFS Policies.

                  5.3. NAMING OF BRILLIAN AS ADDITIONAL INSURED. To the extent not already provided for by the terms of a TFS Policy, TFS shall use reasonable efforts to cause Brillian to be named as an additional insured under TFS Policies whose effective policy periods include the Distribution Date, in respect of claims arising out of or relating to periods prior to the Distribution Date; provided, however, that nothing contained herein shall be construed to require TFS or any of its Subsidiaries to pay any additional premium or other charges in respect to, or waive or otherwise limit any of its rights, benefits, or privileges under, any TFS Policy in order to effect the naming of Brillian as such an additional insured.

                  5.4. BRILLIAN INSURANCE POLICIES. Commencing on and as of the Distribution Date, Brillian shall be responsible for establishing and maintaining separate property, casualty, and liability insurance policies and programs (including, without limitation, primary and excess general liability, errors and omissions, automobile, workers' compensation, property, fire, crime, surety, and other similar insurance policies) for activities and claims involving Brillian or any of its Subsidiaries. Brillian will exercise commercially reasonable efforts to secure liability insurance to avoid potential gaps in coverage for claims arising from events prior to the Distribution Date, which gap would not exist had the Microdisplay Business continued to be covered with the same retroactive dates existing in the TFS Policies in effect on the Distribution Date. Brillian and each of its Subsidiaries, as appropriate, shall be responsible for all administrative and financial matters relating to insurance policies established and maintained by Brillian and its Subsidiaries for claims relating to any period on or after the Distribution Date involving Brillian or any of its Subsidiaries. Notwithstanding any other agreement or understanding to the contrary, except as set forth in Section 5.6 with respect to claims administration and financial administration of the TFS Policies, neither TFS nor any of its Subsidiaries shall have any responsibility for or obligation to Brillian or any of its Subsidiaries relating to property and casualty insurance matters for any period, whether prior to, on, or after the Distribution Date.

                  5.5. BRILLIAN DIRECTORS' AND OFFICERS' INSURANCE. TFS shall use commercially reasonable efforts to cause the persons currently serving as officers or directors of TFS or any of its Subsidiaries to be covered for a period of three (3) years from the Distribution Date by the directors' and officers' liability insurance policy maintained by TFS (including corporate reimbursement) (provided that TFS may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy) with respect to matters covered under the existing policy occurring prior to the Distribution Date that were committed by such officers or directors in their capacity as such; provided, however, that in no event shall TFS be required to expend with respect to any year more than 200% of the current annual premium expended by TFS (the "Insurance Amount") to maintain or procure insurance coverage pursuant hereto; and provided, further, that if TFS is unable to maintain or obtain the insurance called for by this
Section 5.5, TFS shall use commercially reasonable efforts to obtain as much comparable insurance as available for the Insurance Amount. In the event TFS or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of TFS assume the obligations set forth in this Section 5.5. The provisions of this Section 5.5 are intended to be for the benefit of, and shall be enforceable by, each such officer and director and his or her heirs and representatives. As provided in Section 7.5, any amount Brillian is required to pay to TFS as an indemnity under this Agreement is reduced to the extent TFS receives insurance proceeds from the above coverage, but only to the extent such proceeds are actually received by TFS.

                  5.6. POST-DISTRIBUTION INSURANCE CLAIMS ADMINISTRATION. TFS and its Subsidiaries shall have the primary right, responsibility, and authority for claims administration and financial administration of claims that relate to or affect the TFS Policies. Upon notification by Brillian or one of its Subsidiaries of a claim relating to Brillian or one of its Subsidiaries under one or more of the TFS

Policies, TFS shall cooperate with Brillian in asserting and pursuing coverage and payment for such claim by the appropriate insurance carrier(s). In asserting and pursuing such coverage and payment, TFS shall have sole power and authority to make binding decisions, determinations, commitments, and stipulations on its own behalf and on behalf of Brillian and its Subsidiaries, which decisions, determinations, commitments, and stipulations shall be final and conclusive if reasonably made to maximize the overall economic benefit of the TFS Policies. Brillian and its Subsidiaries shall assume responsibility for, and shall pay to the appropriate insurance carriers or otherwise, any premiums, retrospectively-rated premiums, defense costs, indemnity payments, deductibles, retentions, or other charges (collectively, "Insurance Charges") whenever arising, which shall become due and payable under the terms and conditions of any applicable TFS Policy in respect of any liabilities, losses, claims, actions, or occurrences, whenever arising or becoming known, involving or relating to any of the assets, businesses, operations, or liabilities of Brillian or any of its Subsidiaries, whether the same relate to the period prior to, on, or after the Distribution Date. To the extent that the terms of any applicable TFS Policy provide that TFS or any of its Subsidiaries shall have an obligation to pay or guarantee the payment of any Insurance Charges relating to Brillian or any of its Subsidiaries, TFS shall be entitled to demand that Brillian make such payment directly to the Person or entity entitled thereto. In connection with any such demand, TFS shall submit to Brillian a copy of any invoice received by TFS pertaining to such Insurance Charges together with appropriate supporting documentation, to the extent available. In the event that Brillian fails to pay any such Insurance Charges when due and payable, whether at the request of the Person entitled to payment or upon demand by TFS, TFS and its Subsidiaries may (but shall not be required to) pay such insurance charges for and on behalf of Brillian and, thereafter, Brillian shall forthwith reimburse TFS for such payment. Subject to the other provisions of this Section 5, the retention by TFS of the TFS Policies and the responsibility for claims administration and financial administration of such policies are in no way intended to limit, inhibit, or preclude any right of Brillian, TFS, or any other insured to insurance coverage for any insured claims under the TFS Policies.

                  5.7. NON-WAIVER OF RIGHTS TO COVERAGE. An insurance carrier that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the provisions of this Section 5, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurance carrier nor any third party shall be entitled to a windfall (i.e., a benefit they would not be entitled to receive had no Distribution occurred or in the absence of the provisions of this Section 5) by virtue of the provisions hereof.

                  5.8. SCOPE OF AFFECTED POLICIES OF INSURANCE. The provisions of this Section 5 relate solely to matters involving liability, casualty, and workers' compensation insurance and shall not be construed to affect any obligation of or impose any obligation on the parties with respect to any life, health and accident, dental, or medical insurance policies applicable to any of the officers, directors, employees, or other representatives of the parties or their Subsidiaries.

                                   SECTION 6
                               CERTAIN COVENANTS

                  6.1. FURTHER INSTRUMENTS. In addition to the specific agreements, documents, and instruments attached to this Agreement, TFS and Brillian agree to execute or cause to be executed by the appropriate parties and deliver, as appropriate, such other agreements, instruments, and other documents as may be necessary or desirable in order to effect the purposes of this Agreement and the Ancillary Agreements. At the request of Brillian and without further consideration, TFS will execute and deliver, and will cause its applicable Subsidiaries to execute and deliver, to Brillian such other instruments of transfer, conveyance, assignment, substitution, and confirmation and take such action as Brillian may reasonably deem necessary or desirable in order to more effectively transfer, convey, and assign to Brillian or any of their Subsidiaries and confirm Brillian's title to all of the assets, rights, and other things of value contemplated to be transferred to Brillian pursuant to this Agreement, the Ancillary Agreements, and any documents referred to therein, to put Brillian in actual possession and operating control thereof, and to permit Brillian to exercise all rights with respect thereto (including, without limitation, rights under contracts and other arrangements as to which the consent of any third party to the transfer thereof shall not have previously been obtained). At the request of TFS and without further consideration, Brillian will execute and deliver, and will cause its applicable Subsidiaries to execute and deliver, to TFS and its Subsidiaries all instruments, assumptions, novations, undertakings, substitutions, or other documents and take such other action as TFS may reasonably deem necessary or desirable in order to have Brillian fully and unconditionally assume and discharge the liabilities contemplated to be assumed by Brillian under this Agreement or any document in connection herewith and to relieve TFS and any of its Subsidiaries of any liability or obligation with respect thereto and evidence the same to third parties. TFS shall not be obligated, in connection with the foregoing, to expend money other than reasonable out-of-pocket expenses, attorneys' fees, and recording or similar fees. If any additional fees arise for any reason, such fees shall be the responsibility of Brillian. Furthermore, each party, at the request of the other party hereto, shall do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

                  6.2.     EXCHANGE OF INFORMATION.

                           (a)      GENERAL. Each of TFS and Brillian, for
itself and on behalf of its Subsidiaries, agrees to provide, or cause to be provided, to the other, at any time before or after the Distribution Date, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such party that the requesting party reasonably needs (i) to comply with reporting, disclosure, filing, or other requirements imposed on the requesting party (including under applicable securities laws) by any Governmental Authority having jurisdiction over the requesting party, (ii) for use in any other judicial, regulatory, administrative, or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, or other similar requirements, (iii) to comply with its obligations under this Agreement or any Ancillary Agreement, or (iv) in connection with the ongoing businesses of TFS or Brillian, as the case may be; provided, however, that in the event that any party determines that any such provision of Information could be commercially detrimental, violate any law or agreement, or waive any attorney-client privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

                           (b)      INTERNAL ACCOUNTING CONTROLS; FINANCIAL
INFORMATION. After the Separation Date, (i) each party shall maintain in effect at its own cost and expense adequate systems and controls for its business to the extent necessary to enable the other party to satisfy its reporting, accounting, audit, and other obligations, and (ii) each party shall provide, or cause to be provided, to the other party and its Subsidiaries in such form as such requesting party shall request, at no charge to the requesting party, all financial and other data and Information as the requesting party determines necessary or advisable in order to prepare its financial statements and reports or filings with any Governmental Authority.

                           (c)      OWNERSHIP OF INFORMATION. Any Information
owned by a party that is provided to a requesting party pursuant to this Section
6.2 shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

                           (d)      RECORD RETENTION.

                                    (i)      RETENTION OF INFORMATION. To
facilitate the possible exchange of Information pursuant to this Section 6.2 and other provisions of this Agreement after the Distribution

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

Date, each party agrees to use its reasonable commercial efforts to retain all Information in its possession or control on the Distribution Date. However, except as set forth in the Tax Sharing Agreement, at any time after the Distribution Date, each party may amend its record retention policies at such party's discretion; provided, however, that if a party desires to effect the amendment within 18 months after the Distribution Date, the amending party must give thirty (30) days prior written notice of such change in the policy to the other party to this Agreement.

                                    (ii)     DESTRUCTION OF INFORMATION. No
party will destroy, or permit any of its Subsidiaries to destroy, any Information that exists on the Separation Date (other than Information that is permitted to be destroyed under the current record retention policy of such party) without first using its reasonable commercial efforts to notify the other party of the proposed destruction and giving the other party the opportunity to take possession of such Information prior to such destruction.

                           (e)      LIMITATION OF LIABILITY. No party shall have
any liability to any other party in the event that any Information exchanged or provided pursuant to this Section 6.2 is found to be inaccurate, in the absence of willful misconduct by the party providing such Information. No party shall have any liability to any other party if any Information is destroyed or lost after reasonable commercial efforts by such party to comply with the provisions of Section 6.2(d) hereof.

                           (f)      OTHER AGREEMENTS PROVIDING FOR EXCHANGE OF
INFORMATION. The rights and obligations granted under this Section 6.2 are subject to any specific limitations, qualifications, or additional provisions on the sharing, exchange, or confidential treatment of Information set forth in this Agreement and any Ancillary Agreement.

                           (g)      PRODUCTION OF WITNESSES; RECORDS;
COOPERATION. After the Distribution Date, except in the case of a legal or other proceeding by one party against another party (which shall be governed by such discovery rules as may be applicable under Section 8 hereof or otherwise), each party hereto shall use its reasonable commercial efforts to make available to the other party, upon written request, the former, current, and future directors, officers, employees, other personnel, and agents of such party as witnesses and any books, records, or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel, and agents) or books, records, or other documents may reasonably be required in connection with any legal, administrative, or other proceeding in which the requesting party may from time to time be involved, regardless of whether such legal, administrative, or other proceeding is a matter with respect to which indemnification may be sought. The requesting party shall bear all costs and expenses in connection therewith.

                  6.3. CONFIDENTIALITY. TFS and Brillian shall each hold, and shall cause its directors, officers, employees, agents, consultants, and advisors to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its independent legal counsel, by other requirements of law, all Information concerning the other party furnished by such other party or its representatives pursuant to this Agreement (except to the extent that such Information can be shown to have been (a) available to such party on a non-confidential basis prior to its disclosure by the other party, (b) in the public domain through no fault of such party, or (c) later lawfully acquired from other sources by the party to which it was furnished), and neither party shall release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers, and other consultants and advisors who shall be bound by the provisions of this
Section 6.3. Each party shall be deemed to have satisfied its obligation to hold confidential Information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar Information.

                  6.4.     PRIVILEGED MATTERS.

                           (a)      PRESERVATION OF PRIVILEGES. The parties each
agree that they will maintain, preserve, and assert all privileges, including, without limitation, privileges arising under or relating to the attorney-client relationship (which shall include, without limitation, the attorney-client and work product privileges), that relate directly or indirectly to such party for any period prior to the Distribution Date ("Privilege" or "Privileges"). Neither party shall waive any Privilege that could be asserted under applicable law without the prior written consent of the other party. The rights and obligations created by this Section 6.4 shall apply to all Information as to which, but for the Distribution, a party would have been entitled to assert or did assert the protection of a Privilege ("Privileged Information"), including, but not limited to, (i) any and all Information generated prior to the Distribution Date but which, after the Distribution, is in the possession of the other party; (ii) all communications subject to a Privilege occurring prior to the Distribution Date between counsel for such party and any person who, at the time of the communication, was an employee of such party, regardless of whether such employee is or becomes an employee of the other party; and (iii) all Information generated, received, or arising after the Distribution Date that refers or relates to Privileged Information generated, received, or arising prior to the Distribution Date.

                           (b)      NOTICES. Upon receipt by a party or any of
its Subsidiaries of any subpoena, discovery, or other request that arguably calls for the production or disclosure of Privileged Information or if such party or any of its Subsidiaries obtains knowledge that any current or former employee of such party or any of its Subsidiaries has received any subpoena, discovery, or other request that arguably calls for the production or disclosure of Privileged Information, such party shall promptly notify the other party of the existence of the request and shall provide the other party a reasonable opportunity to review the Information and to assert any rights it may have under this Section 6.4 or otherwise to prevent the production or disclosure of Privileged Information. Neither party will produce or disclose any Information arguably covered by a Privilege under this Section 6.4 unless (i) the other party has provided its express written consent to such production or disclosure, or (ii) a court of competent jurisdiction has entered a final, non-appealable order finding that the Information is not entitled to protection under any applicable privilege.

                           (c)      ACCESS NOT A WAIVER. TFS's transfer of books
and records and other Information to Brillian, and each party's agreement to permit the other party to possess Privileged Information occurring or generated prior to the date of this Agreement, are made in reliance on such other party's agreement, as set forth in this Section 6.4, to maintain the confidentiality of Privileged Information and to assert and maintain all applicable Privileges. The access to Information being granted pursuant to Section 6.2 hereof, the agreement to provide witnesses and individuals pursuant to Section 6.2 hereof, and the transfer of Privileged Information pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this
Section 6.4 or otherwise. Nothing in this Agreement shall operate to reduce, minimize, or condition the rights granted to, or the obligations imposed upon, either party by this Section 6.4.

                           (d)      NOTIFICATION OF WAIVERS. If there is a
reasonable likelihood that the waiver by either party of any Privilege could expose the other party or any of its Subsidiaries to liability or could otherwise adversely affect the other party or any of its Subsidiaries, such party will notify the other party prior to such waiver, and, at the other party's request, such party will assert or preserve the Privilege, as applicable, if such party's interests will not be adversely affected by its assertion or preservation of the Privilege.

                  6.5.     NON-COMPETITION.

                           (a)      NON-COMPETITION BY TFS. TFS shall not, for a
period ending five years after the Distribution Date, engage in the Microdisplay Business. The term "engage in" shall include, but shall not be limited to, directly acting as proprietor, partner, shareholder, principal, agent, employer, consultant, or lender; provided, however, that the ownership of not more than 5% in the aggregate by TFS of the stock of a publicly held corporation shall not be included in such term.

                           (b)      RESTRICTIONS WITH RESPECT TO BRILLIAN
CUSTOMERS AND EMPLOYEES. In furtherance of, and without in any way limiting the restriction in Section 6.5(a), for the period specified in Section 6.5(a), TFS shall not, directly or indirectly, do any of the following:

                                    (i)      request any past, present, or
future customers of Brillian or any Subsidiary of Brillian to curtail or cancel their business with Brillian or any of its affiliates;

                                    (ii)     disclose the identity of any past,
present, or future customers of Brillian or any Subsidiary or affiliate of Brillian to any other person, firm, or entity unless such disclosure is (A) required by law, (B) subject to the terms of a Non-Disclosure Agreement with terms and conditions generally used in the technology industry, or (C) already publicly available through no fault of TFS;

                                    (iii)    solicit, canvas, or accept, or
authorize any other person to solicit, canvas, or accept, from any past, present, or future customers of Brillian or any Subsidiary or affiliate of Brillian, any business for any other person, firm, or entity engaged in the Microdisplay Business; or

                                    (iv)     induce or attempt to influence any
employee of Brillian or any affiliate or Subsidiary of Brillian to terminate his or her employment.

As used in this Section 6.5(b), "future customer" shall mean a customer with whom business will have been transacted between the date hereof and the end of the term specified in Section 6.5(b).

                           (c)      NON-COMPETITION BY BRILLIAN. Brillian shall
not, for a period ending five years after the Distribution Date, engage in a business that develops or sells LCD components or modules, OLEDs, CRTs, or that performs electronic manufacturing services. The term "engage in" shall include, but shall not be limited to, activities, whether direct or indirect, as proprietor, partner, shareholder, principal, agent, employer, consultant, or lender; provided, however, that the ownership of not more than 5% in the aggregate by Brillian of the stock of a publicly held corporation shall not be included in such term.

                           (d)      RESTRICTIONS WITH RESPECT TO TFS CUSTOMERS
AND EMPLOYEES. In furtherance of, and without in any way limiting the restriction in Section 6.5(c), for the period specified in Section 6.5(c), Brillian shall not, directly or indirectly, do any of the following:

                                    (i)      request any past, present, or
future customers of TFS or any Subsidiary of TFS to curtail or cancel their business with TFS or any of its affiliates;

                                    (ii)     unless required by law, disclose
the identity of any past, present, or future customers of TFS or any Subsidiary or affiliate of TFS to any other person, firm, or entity;

                                    (iii)    solicit, canvas, or accept, or
authorize any other person to solicit, canvas, or accept, from any past, present, or future customers of TFS or any Subsidiary or affiliate of

TFS, any business for any other person, firm, or entity engaged in a business the same as, similar to, or in general competition with the business of TFS or its Subsidiaries; or

                                    (iv)     induce or attempt to influence any
employee of TFS or any affiliate or Subsidiary of TFS to terminate his or her employment.

As used in this Section 6.5(d), "future customer" shall mean a customer with whom business will have been transacted between the date hereof and the end of the term specified in Section 6.5(d).

                           (e)      REMEDIES FOR BREACH. TFS and Brillian
acknowledge that the restrictions contained in this Section 6.5, in view of the nature of the businesses in which they are engaged, are reasonable and necessary to protect the legitimate interests of TFS and Brillian and their respective Subsidiaries and other affiliated entities and that any violation of these restrictions would result in irreparable injury to TFS or Brillian or their respective Subsidiaries and other affiliated entities. TFS and Brillian agree that, in the event of a violation of any of such restrictions, TFS or Brillian, as the case may be, shall be entitled to preliminary and permanent injunctive relief as well as an equitable accounting of all earnings, profits, and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which they may be entitled. In the event of a violation, the period of non-competition referred to in Sections 6.5(a) or (c), as the case may be, shall be extended by a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation shall have been finally terminated in good faith.

                  6.6. GOVERNMENTAL APPROVALS. To the extent that the Separation requires any Governmental Approvals, the parties will use their reasonable commercial efforts to obtain any such Governmental Approvals.

                  6.7. COOPERATION IN OBTAINING NEW AGREEMENTS. Each of TFS and Brillian understand that, prior to the Separation Date, all parties have derived benefits under certain agreements among TFS and third parties, which agreements are not being assigned to Brillian in connection with the Separation. Upon the request of Brillian, TFS agrees to make introductions to appropriate personnel at such third parties, and agrees to provide reasonable assistance to Brillian at its own expense, so that Brillian may obtain agreements from such third parties under substantially equivalent terms and conditions, including financial terms and conditions, that apply to TFS. Such assistance may include, but is not limited to, requesting and encouraging such third parties to enter into such agreements. Each of TFS and Brillian also understand that there are certain agreements between TFS and third parties, which agreements are being assigned to Brillian in connection with the Separation but which may require the consent of the applicable third party. Upon request, each party agrees to assist the other party in seeking and obtaining the consent of such third parties to such assignment. The parties expect that the activities contemplated by this
Section 6.7 will be substantially completed by the Distribution Date, but in no event will either party have any obligations hereunder after the first anniversary of the Distribution Date.

                  6.8. CONDITION OF TRANSFERRED ASSETS. The Transferred Assets are being transferred to Brillian as is and where is. TFS makes no warranty or guarantee, express or implied, with respect to the Transferred Assets.

                  6.9. RECONCILIATION OF ACCOUNTS RECEIVABLE. As of December 1, 2003, TFS and Brillian shall determine the aggregate amount of Brillian's Accounts Payable paid by TFS as of such date, and shall subtract the aggregate amount of Brillian's Accounts Receivable collected by TFS as of such date. If the result is a positive number, Brillian shall remit to TFS such amount, and if the result is a negative number, TFS shall remit to Brillian the absolute value (i.e., a positive amount) of such number.

TFS shall assign to Brillian as of December 1, 2003, any and all rights with respect to Brillian's Accounts Receivable not collected by TFS as of such date.

                                   SECTION 7
                                INDEMNIFICATION

                  7.1. INDEMNIFICATION BY TFS. TFS shall indemnify, defend, and hold harmless Brillian and its Subsidiaries, and each of their respective directors, officers, employees, and agents from and against any and all Indemnifiable Losses incurred or suffered by Brillian or its Subsidiaries in connection with any Action or threatened Action and arising out of or due to, directly or indirectly, (i) any of the Retained Assets, (ii) any of the Retained Liabilities, or (iii) any failure to perform, or violation of, any provision of this Agreement or any Ancillary Agreement that is to be performed or complied with by TFS or its Subsidiaries.

                  7.2. INDEMNIFICATION BY BRILLIAN. Brillian shall indemnify, defend, and hold harmless TFS and its Subsidiaries, and each of their respective directors, officers, employees, and agents from and against any and all Indemnifiable Losses incurred or suffered by TFS or its Subsidiaries in connection with any Action or threatened Action and arising out of or due to, directly or indirectly, (i) any of the Transferred Assets, (ii) any of the Assumed Liabilities, or (iii) any failure to perform, or violation of, any provision of this Agreement or any Ancillary Agreement that is to be performed or complied with by Brillian or its Subsidiaries.

                  7.3.     PROCEDURE FOR INDEMNIFICATION.

                           (a)      GENERAL. The following procedures shall
apply to any claim for indemnification made by TFS or Brillian pursuant to the indemnities provided in Section 7.1 and Section 7.2 and pursuant to any indemnities provided in any Ancillary Agreement unless such Ancillary Agreement establishes other procedures with respect to indemnities thereunder.

                           (b)      NOTICES. If TFS or Brillian shall receive
notice of any Action by any third party, or any fact or allegation upon which such Action could be based (hereinafter a "Third Party Claim"), with respect to which the other party is or may be obligated to make an Indemnity Payment, it shall give such other party prompt notice thereof (including any pleadings relating thereto), specifying in reasonable detail the nature of such Third Party Claim and the amount or estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Indemnity Payment); provided, however, that the failure of a party to give notice as provided in this Section 7.3 shall not relieve the other party of its indemnification obligations under this Section 7, except to the extent that such other party is actually prejudiced by such failure to give notice.

                           (c)      DEFENSE. For any Third Party Claim upon
which notice is required to be given under Section 7.3(b), the Indemnifying Party shall defend such Third Party Claim at its sole cost and expense and through counsel employed by the Indemnifying Party and reasonably acceptable to the Indemnitee. Within 30 days of receipt of the notice of Third Party Claim received under Section 7.3(b), the Indemnifying Party shall give notice of its intent to defend or objection to the claim of indemnification specifying in reasonable detail the grounds therefore. Failure to provide such notice within such 30-day period shall be deemed an acknowledgment by the Indemnifying Party of its indemnity obligation for the Third Party Claim.

                           (d)      SETTLEMENT. The Indemnifying Party's right
to defend any Third Party Claim includes the right to control, manage, and direct the defense of the Third Party Claim and to compromise, settle, or consent to the entry of any judgment or determination of liability concerning such

Third Party Claim; provided, however, that the Indemnifying Party shall not compromise, settle, or consent to the entry of judgment or determination of liability against the Indemnitee without prior written approval by the Indemnitee, which approval shall not be unreasonably withheld or delayed; provided, however, that if the Indemnifying Party shall seek the approval of the Indemnitee to a settlement for monetary damages for which the Indemnifying Party accepts responsibility and if the Indemnitee shall withhold or unreasonably delay approval of such settlement, then the obligation of the Indemnifying Party shall be limited to the amount of the proposed and unapproved settlement, plus attorney's fees and costs to the date of the proposed settlement, and the Indemnitee shall be solely responsible for any additional amount.

                                    (e)      PARTICIPATION. The Indemnitee may
participate in the Indemnifying Party's defense of any Third Party Claim in which the Indemnitee has an interest and be represented by counsel of its own choosing at the Indemnitee's sole cost and expense.

                                    (f)      FAILURE TO DEFEND. If the
Indemnifying Party fails to defend a Third Party Claim, the Indemnitee may defend and may compromise and settle or consent to an entry of judgment or a determination of liability concerning such Third Party Claim at the sole cost and expense of the Indemnifying Party.

                                    (g)      ACCESS TO INFORMATION. Regardless
of the party that defends a Third Party Claim, the other shall make available to the Indemnifying Party all employees, Information, books and records, communications, and documents, within its possession or control, that are necessary, appropriate, or reasonably deemed relevant with respect to such defense, and otherwise shall reasonably cooperate in the defense of the Third Party Claim.

                                    (h)      RELEASE OF LIABILITY. With respect
to any Third Party Claim, neither party to this Agreement shall enter into any compromise or settlement or consent to the entry of any judgment that does not include as an unconditional term thereof the giving by the third party of a release of the other party to this Agreement from all further liability concerning such Third Party Claim.

                                    (i)      PAYMENT. Upon final judgment after
exhaustion of all appeals, settlement, compromise, or other final resolution of any Third Party Claim, and unless otherwise agreed by the parties, the Indemnifying Party shall pay promptly on behalf of the Indemnitee, or to the Indemnitee in reimbursement of any amount theretofore required to be paid by it, the amount so determined by final judgment after exhaustion of all appeals, settlement, compromise, or final resolution. Upon the payment in full by the Indemnifying Party of such amount, the Indemnifying Party shall succeed to the rights of such Indemnitee, to the extent not waived in settlement, against any third party.

                  7.4.     DIRECT CLAIMS. Any claim for indemnity pursuant to
Section 7.1 or Section 7.2 on account of an Indemnifiable Loss made directly by the Indemnitee against the Indemnifying Party that does not result from a Third Party Claim shall be asserted by written notice from the Indemnitee to the Indemnifying Party. Such Indemnifying Party shall have a period of 90 days (or such shorter time period as may be required by law as indicated by the Indemnitee in the written notice) within which to respond thereto. If such Indemnifying Party does not respond within such 90-day (or lesser) period, such Indemnifying Party shall be deemed to have accepted responsibility to make payment and shall have no further right to contest the validity of such claim. If such Indemnifying Party does respond within such 90-day (or lesser) period and rejects such claim in whole or in part, such Indemnitee shall be free to pursue resolution as provided in Section 8 hereof.

                  7.5.     ADJUSTMENT OF INDEMNIFIABLE LOSSES.

                           (a)      INSURANCE PROCEEDS. The amount that an
Indemnifying Party is required to pay to an Indemnitee pursuant to Section 7.1 or Section 7.2 shall be reduced (including, without limitation, retroactively) by any insurance proceeds and other amounts actually recovered by such Indemnitee in reduction of the related Indemnifiable Loss. If an Indemnitee shall have received an Indemnity Payment in respect of an Indemnifiable Loss and shall subsequently actually receive insurance proceeds or other amounts in respect of such Indemnifiable Loss, then such Indemnitee shall pay to such Indemnifying Party a sum equal to the lesser of the amount of such insurance proceeds or other amounts actually received or the net amount of Indemnity Payments actually received previously. The Indemnitee agrees that, (i) it shall use commercially reasonable efforts to recover all insurance proceeds that may be available, and (ii) the Indemnifying Party shall be subrogated to such Indemnitee under any insurance policy.

                           (b)      TAX SAVINGS.

                                    (i)      If an Indemnitee receives a tax
saving by reason of having incurred an Indemnifiable Loss for which such Indemnitee shall have received an Indemnity Payment from an Indemnifying Party, then such Indemnitee shall pay to such Indemnifying Party an amount equal to such tax saving. For purposes of this Section 7.5(b), an Indemnitee shall be deemed to have received a tax saving with respect to an Indemnifiable Loss if, upon the filing of a Federal, state, or local income tax return for a taxable year ending on or after the Distribution Date (the "Indemnity Return"), an amount attributable to an Indemnifiable Loss is deductible by the Indemnitee or any of its Subsidiaries and the amount of the related Indemnity Payment that is includible in gross income by the Indemnitee or any of its Subsidiaries is less than the amount of such tax deduction. The amount, if any, by which such deduction exceeds the amount of the related gross income is referred to herein as the "Indemnifiable Loss Deduction." Both TFS and Brillian shall consult with each other and act in good faith to coordinate tax return filing positions with respect to Indemnity Payments for the periods that include an Indemnity Payment.

                                    (ii)     In the event that an Indemnitee
will receive a tax saving by reason of an Indemnifiable Loss, such Indemnitee shall pay the Indemnifying Party, within 30 days after the filing of an Indemnity Return, a sum equal to the Indemnifiable Loss Deduction multiplied by an amount equal to A + [(1 - A) x .05)], where A equals the highest marginal corporate Federal income tax rate applicable to corporations taxable under Subchapter C of the Code for the period for which the Indemnity Return is filed (the "Tax Saving Amount").

                                    (iii)    In the event that an Indemnitee may
receive a tax saving by reason of an Indemnifiable Loss, such Indemnitee shall adopt, in good faith, a reasonable tax return filing position so as to report the Indemnifiable Loss Deduction on such returns. The Indemnitee shall have the sole responsibility for the preparation of its tax returns and reporting thereon such Indemnifiable Loss Deduction. If a dispute arises between the Indemnitee and the Indemnifying Party as to the reasonableness of an Indemnity Return filing position with respect to an Indemnifiable Loss Deduction, such dispute shall be resolved as provided in Section 8.

                                    (iv)     There shall be an adjustment to any
Tax Saving Amount calculated under Section 7.5(b)(ii) hereof in the event of an audit or other proceeding that results in a Final Determination that increases or decreases the amount of the Indemnifiable Loss Deduction (the "Restated Indemnifiable Loss Deduction") reported on the Indemnity Tax Return by the Indemnitee. The Indemnitee shall promptly inform the Indemnifying Party of any such audit or proceeding and shall attempt in good faith to sustain the tax saving at issue. Upon receiving a written notice of a Final

Determination in respect of a Restated Indemnifiable Loss Deduction, the Indemnitee shall redetermine the Tax Saving Amount attributable to the Restated Indemnifiable Loss Deduction under the tax saving calculation of Section 7.5(b)(ii) hereof substituting the Restated Indemnifiable Loss Deduction for the Indemnifiable Loss Deduction, taking into account the Final Determination (the "Restated Tax Saving Amount"). If the Restated Tax Saving Amount is greater than the Tax Saving Amount, the Indemnitee shall pay the Indemnifying Party a sum equal to the difference between such amounts, within 30 days after receiving written notice of the Final Determination. If the Restated Tax Saving Amount is less than the Tax Saving Amount, then the Indemnifying Party shall pay the Indemnitee, within 30 days of receiving written notice from the Indemnitee of the Final Determination, an amount equal to the sum of (1) the difference between such amounts, plus (2) any interest assessed against the Indemnitee by a tax authority which is attributable to any tax assessed as a result of a reduction in the Indemnifiable Loss Deduction effected by the Final Determination.

                  7.6. NO THIRD PARTY BENEFICIARIES. Except to the extent expressly provided otherwise in this Section 7, the indemnification provided for by this Section 7 shall not inure to the benefit of any third party or parties and shall not relieve any insurer or other third party that would otherwise be obligated to pay any claim of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, provide any subrogation rights with respect thereto, and each party agrees to waive such rights against the other to the fullest extent permitted.

                  7.7. JOINT DEFENSE AGREEMENTS. Except as otherwise provided in this Agreement, for any Third Party Claim in which both TFS (or its Subsidiaries) and Brillian (or its Subsidiaries) share an actual or potential material interest, TFS and Brillian or their respective Subsidiaries shall enter into a Joint Defense Agreement to the extent that each of TFS and Brillian determine that such Joint Defense Agreement is in their respective best interests. Unless an Indemnifying Party is the sole indemnifying party or the parties otherwise specifically agree in writing in a Joint Defense Agreement, each party shall pay its proportionate share of all costs and expenses reasonably incurred in connection with the defense of such Third Party Claim.

                  7.8.     SPECIAL NOTICES.

                           (a)      BRILLIAN NOTICE TO TFS. Brillian shall
notify TFS, in the manner specified in Section 7.3(b), concerning all Third Party Claims where TFS is or could be named a party thereto or where, based on information available to Brillian at that time, there is a reasonable likelihood that, based on the outcome of such Third Party Claim, the reputation of TFS or any Subsidiary of TFS could be adversely affected, or TFS's or any of its Subsidiary's ability to conduct its business or to take certain actions with respect thereto could be impaired as a result of any injunctive relief sought, or TFS could be liable for the payment of monetary damages. TFS and its Subsidiaries shall have the right to participate in the development and execution of strategy for the response to, preparation for, and handling of such Third Party Claim in addition to its rights under Section 7.3.

                           (b)      TFS NOTICE TO BRILLIAN. TFS shall notify
Brillian, in the manner specified in Section 7.3(b), concerning all Third Party Claims where Brillian is or could be named a party thereto or where, based on information available to TFS at that time, there is a reasonable likelihood that, based on the outcome of such Third Party Claim, the reputation of Brillian or any Subsidiary of Brillian could be adversely affected, or Brillian's or any of its Subsidiary's ability to conduct its business or to take certain actions with respect thereto could be impaired as a result of any injunctive relief sought, or Brillian could be liable for the payment of monetary damages. Brillian and its Subsidiaries shall have the right to participate in the development and execution of strategy for the response to, preparation for, and handling of such Third Party Claim in addition to its rights under Section 7.3.

                                   SECTION 8
                               DISPUTE RESOLUTION

                  8.1. GENERAL. Except as otherwise set forth in the Ancillary Agreements, resolution of any and all disputes arising from or in connection with this Agreement, whether based on contract, tort, or otherwise (collectively, "Disputes"), shall be exclusively governed by and settled in accordance with the provisions of this Section 8.

                  8.2. NEGOTIATION. The parties shall make a good faith attempt to resolve any Dispute through negotiation. Within thirty (30) days after notice of a Dispute is given by either party to the other party, each party shall select a negotiating team comprised of vice president-level employees of such party and shall meet within thirty (30) days after the end of the first thirty (30) day negotiating period to attempt to resolve the matter. During the course of negotiations under this Section 8.2, all reasonable requests made by one party to the other for Information, including requests for copies of relevant documents, will be honored. The specific format for such negotiations will be left to the discretion of the designated negotiating teams but may include the preparation of agreed-upon statements of fact or written statements of position furnished to the other party.

                  8.3. NON-BINDING MEDIATION. In the event that any Dispute is not settled by the parties within fifteen (15) days after the first meeting of the negotiating teams under Section 8.2, the parties will attempt in good faith to resolve such Dispute by non-binding mediation in accordance with the American Arbitration Association Commercial Mediation Rules. The mediation shall be held within thirty (30) days of the end of such fifteen (15) day negotiation period of the negotiating teams. Except as provided below in Section 8.4, no litigation for the resolution of such dispute may be commenced until the parties attempt in good faith to settle the dispute by such mediation in accordance with such rules and either party has concluded in good faith that amicable resolution through continued mediation of the matter does not appear likely. The costs of mediation shall be shared equally by the parties to the mediation. Any settlement reached by mediation shall be recorded in writing, signed by the parties, and shall be binding on them.

                  8.4. PROCEEDINGS. Nothing herein shall prohibit either party from initiating litigation or other judicial or administrative proceedings if such party would be substantially harmed by a failure to act during the time that such good faith efforts are being made to resolve the Dispute through negotiation or mediation. In the event that litigation is commenced under this
Section 8.4, the parties agree to continue to attempt to resolve any Dispute according to the terms of Section 8.2 and Section 8.3 during the course of such litigation proceedings under this Section 8.4.

                  8.5. PAY AND DISPUTE. Except as provided herein or in any Ancillary Agreement, in the event of any dispute regarding payment of a third-party invoice (subject to standard verification of receipt of products or services), the party named in a third party's invoice must make timely payment to such third party, even if the party named in the invoice desires to pursue the dispute resolution procedures outlined in this Section 8. If the party that paid the invoice is found pursuant to this Section 8 to not be responsible for such payment, such paying party shall be entitled to reimbursement, with interest accrued at a compound annual rate of the Prime Rate plus 2%, from the party found responsible for such payment.

                                   SECTION 9
                                  MISCELLANEOUS

                  9.1. NO REPRESENTATIONS OR WARRANTIES. Brillian understands and agrees that all of the Transferred Assets are being transferred "as is, where is" and that TFS is not, in this Agreement or in any other agreement or document contemplated by this Agreement, representing or warranting in any way

(i) the value or freedom from encumbrance of, or any other matter concerning, any Transferred Assets or (ii) the legal sufficiency to convey title to any Transferred Assets of the execution, delivery, and filing of any conveyancing instruments, and that Brillian shall bear the economic and legal risk that Brillian's title to any such assets shall be other than good and marketable and free from encumbrances. Similarly, Brillian understands and agrees that TFS is not in this Agreement, nor in any other agreement or document contemplated by this Agreement, representing or warranting in any way that the obtaining of the consents or approvals, the execution and delivery of any amendatory agreements, or the making of the filings and applications contemplated by this Agreement shall satisfy the provisions of all applicable agreements or the requirements of all applicable laws or judgments, it being understood and agreed that Brillian shall bear the economic and legal risk that any necessary consents or approvals are not obtained or that any requirements of law or judgments are not complied with.

                  9.2. LIMITATION OF LIABILITY. IN NO EVENT SHALL TFS OR BRILLIAN BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL, OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, THE ANCILLARY AGREEMENTS, AND THE EXHIBITS AND SCHEDULES REFERENCED OR ATTACHED HERETO OR THERETO; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EACH PARTY'S INDEMNIFICATION OBLIGATIONS FOR LIABILITIES TO THIRD PARTIES AS SET FORTH HEREIN.

                  9.3.     SURVIVAL.

                           (a)      TERM. The obligations of Brillian with
respect to the Assumed Liabilities and the obligations of TFS with respect to the Retained Liabilities, and the related indemnification rights under this Agreement, shall survive indefinitely. Except as specifically provided for herein or in any Ancillary Agreement, all other obligations of TFS and Brillian shall terminate and be of no further force and effect on the tenth anniversary of the Distribution Date.

                           (b)      SALE OR TRANSFER. The obligations of TFS and
Brillian under this Agreement shall survive the sale or other transfer by either of them of any assets or businesses or the assignment by either of them of any liabilities. To the extent that TFS transfers any of the Retained Liabilities (except for such amounts of Retained Liabilities that are not material individually or in the aggregate), TFS shall cause the transferee of such Retained Liabilities to assume specifically its obligations with respect thereto under this Agreement and to fulfill its obligations related to such Retained Liabilities. To the extent that Brillian transfers any of the Assumed Liabilities (except for such amounts of Assumed Liabilities that are not material individually or in the aggregate), Brillian shall cause the transferee of such Assumed Liabilities to assume specifically its obligations with respect thereto under this Agreement and to fulfill its obligations related to such Assumed Liabilities. No such transfer shall relieve either TFS or Brillian from its respective obligations under this Agreement or the Ancillary Agreements.

                  9.4. EXPENSES. Except as otherwise provided in this Agreement, the Ancillary Agreements, or any other agreement between the parties relating to the Separation or the Distribution, all costs and expenses of the parties hereto in connection with the Separation and the Distribution shall be paid by Brillian.

                  9.5. ENTIRE AGREEMENT. This Agreement, the Ancillary Agreements, and the Exhibits and Schedules referenced or attached hereto and thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

                  9.6. AMENDMENT. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to this Agreement.

                  9.7. NO THIRD-PARTY BENEFICIARIES. Except as specifically provided in Section 5.5 hereof, this Agreement is solely for the benefit of the parties hereto and their respective Subsidiaries, successors, and permitted assigns and shall not confer upon any other Person any rights or remedies hereunder.

                  9.8. GOVERNING LAW. This Agreement shall be governed, construed, and enforced in accordance with the laws of the state of Delaware as to all matters regardless of the laws that might otherwise govern under the principles of conflicts of laws applicable thereto, provided, however, that each of TFS and Brillian hereby consent to venue in the Arizona courts and the federal district court for the district of Arizona.

                  9.9. TERMINATION. This Agreement may be terminated at any time before the Distribution Date by mutual consent of TFS and Brillian and in any event shall terminate three years after the date first referenced above. In the event of termination pursuant to this Section 9.8, no party shall have any liability of any kind to the other party.

                  9.10. NOTICES. Any notice, demand, offer, request or other communication required or permitted to be given by either party pursuant to the terms of this Agreement shall be in writing and shall be deemed effectively given the earlier of (a) when received, (b) when delivered personally, (c) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (d) one business day after being deposited with an overnight courier service, or (e) four days after being deposited in the U.S. mail, First Class with postage prepaid, and addressed to the attention of the party's Chief Executive Officer at the address of its principal executive office or such other address as a party may request by notifying the other in writing.

                  9.11. COUNTERPARTS. This Agreement, including the Schedules and Exhibits hereto and the other documents referred to herein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

                  9.12. BINDING EFFECT AND ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may not be assigned by any party hereto. This Agreement may be enforced separately by TFS and Brillian.

                  9.13. SEVERABILITY. If any term or other provision of this Agreement or the Schedules or Exhibits attached hereto is determined by a nonappealable decision by a court, administrative agency, or arbitrator to be invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

                  9.14. FAILURE OR INDULGENCE AND REMEDIES. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the Schedules or Exhibits attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

                  9.15. AUTHORITY. Each of the parties hereto represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver, and perform this Agreement, (b) the execution, delivery, and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid, and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors' rights generally and general equity principles.

                  9.16. INTERPRETATION. The headings contained in this Agreement, in any Exhibit or Schedule hereto, and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to a Section, Exhibit, or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

                  9.17. CONFLICTING AGREEMENTS. In the event of conflict between this Agreement and any Ancillary Agreement or other agreement executed in connection herewith, the provisions of such other agreement shall prevail.

                  9.18.    DEFINITIONS.

                           (a)      "ACCOUNTS RECEIVABLE" has the meaning set
forth in Section 1.3(g) of this Agreement.

                           (b)      "ACCOUNTS PAYABLE" has the meaning set forth
in Section 1.4(c) of this Agreement.

                           (c)      "ACTION" means any action, claim, suit,
arbitration, inquiry, subpoena, discover request, proceeding, or investigation by or before any court or grand jury, any governmental or other regulatory or administrative agency or commission, or any arbitration tribunal.

                           (d)      "AGREEMENT" has the meaning set forth in the
prelude of this Agreement.

                           (e)      "ANCILLARY AGREEMENTS" has the meaning set
forth in Section 2.4 of this Agreement.

                           (f)      "ASSIGNMENT AGREEMENT" has the meaning set
forth in Section 2.4(a) of this Agreement.

                           (g)      "ASSUMED LIABILITIES" has the meaning set
forth in Section 1.2 of this Agreement.

                           (h)      "BRILLIAN" has the meaning set forth in the
prelude to this Agreement

                           (i)      "BRILLIAN BALANCE SHEET" has the meaning set
forth in Section 1.1(a) of this Agreement.

                           (j)      "BRILLIAN COMMON STOCK" has the meaning set
forth in the Recitals to this Agreement.

                           (k)      "BRILLIAN 401(k) PLAN" has the meaning set
forth in Section 4.3(b) of this Agreement.

                           (l)      "CODE" means the Internal Revenue Code of
1986, as amended from time to time.

                           (m)      "CONTRACTS" has the meaning set forth in
Section 1.1(g) of this Agreement.

                           (n)      "DISPUTES" has the meaning set forth in
Section 8.1 of this Agreement.

                           (o)      "DISTRIBUTION" has the meaning set forth in
the Recitals to this Agreement.

                           (p)      "DISTRIBUTION AGENT" means The Bank of New
York.

                           (q)      "DISTRIBUTION DATE" has the meaning set
forth in Section 1.1 of this Agreement.

                           (r)      "DISTRIBUTION RATIO" shall mean 0.25.

                           (s)      "FINAL DETERMINATION" has the meaning set
forth in the Tax Sharing Agreement.

                           (t)      "GOVERNMENTAL APPROVALS" means any notices,
reports, or other filings to be made, or any consents, registrations, approvals, permits, or authorizations to be obtained from, any Governmental Authority.

                           (u)      "GOVERNMENTAL AUTHORITY" shall mean any
federal, state, local, foreign, or international court, government, department, commission, board, bureau, agency, official, or other regulatory, administrative, or governmental authority.

                           (v)      "INDEMNIFIABLE LOSS DEDUCTION" has the
meaning set forth in Section 7.5(b) of this Agreement.

                           (w)      "INDEMNIFIABLE LOSSES" means, with respect
to any claim by an Indemnitee for indemnification authorized pursuant to Section 7 hereof, any and all losses, liabilities, claims, damages, obligations, payments, costs, and expenses (including, without limitation, the costs and expenses of any and all Actions, demands, assessments, judgments, settlements, and compromises relating thereto and reasonable attorneys' fees and expenses in connection therewith) suffered by such Indemnitee with respect to such claim.

                           (x)      "INDEMNIFYING PARTY" means any party who is
required to pay any other Person pursuant to Section 7 hereof.

                           (y)      "INDEMNITEE" means any party who is entitled
to receive payment from an Indemnifying Party pursuant to Section 7 hereof.

                           (z)      "INDEMNITY PAYMENT" means the amount an
Indemnifying Party is required to pay an Indemnitee pursuant to Section 7 hereof.

                           (aa)     "INDEMNITY RETURN" has the meaning set forth
in Section 7.5(b) of this Agreement.

                           (bb)     "INFORMATION" means information, whether or
not patentable or copyrightable, in written, oral, electronic, or other tangible or intangible form, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee, or business information or data.

                           (cc)     "INSURANCE AMOUNT" has the meaning set forth
in Section 5.5 of this Agreement.

                           (dd)     "INSURANCE CHARGES" has the meaning set
forth in Section 5.6 of this Agreement.

                           (ee)     "INTELLECTUAL PROPERTY AGREEMENT" has the
meaning set forth in Section 2.4(e) of this Agreement.

                           (ff)     "MICRODISPLAY BUSINESS" has the meaning set
forth in the Recitals to this Agreement.

                           (gg)     "PERSON" means an individual, a partnership,
a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity or any department, agency, or political subdivision thereof.

                           (hh)     "PERSONAL PROPERTY LEASES" has the meaning
set forth in Section 1.1(d) of this Agreement.

                           (ii)     "PRIME RATE" means the prime rate as
published in the Wall Street Journal on the date of determination.

                           (jj)     "PRIVILEGE" has the meaning set forth in
Section 6.4(a) of this Agreement.

                           (kk)     "PRIVILEGED INFORMATION" has the meaning set
forth in Section 6.4(a) of this Agreement.

                           (ll)     "REAL PROPERTY SUBLEASE" has the meaning set
forth in Section 2.4(g) of this Agreement.

                           (mm)     "RECEIVABLES" has the meaning set forth in
Section 1.1(b) of this Agreement.

                           (nn)     "RECORD DATE" means the close of business on
the date determined by the Board of Directors of TFS as the record date for determining the stockholders of TFS entitled to receive shares of Brillian Common Stock in the Distribution.

                           (oo)     "RESTATED INDEMNIFIABLE LOSS DEDUCTION" has
the meaning set forth in Section 7.5(b) of this Agreement.

                           (pp)     "RESTATED TAX SAVING AMOUNT" has the meaning
set forth in Section 7.5(b) of this Agreement

                           (qq)     "RETAINED ASSETS" has the meaning set forth
in Section 1.3 of this Agreement.

                           (rr)     "RETAINED LIABILITIES" has the meaning set
forth in Section 1.4 of this Agreement.

                           (ss)     "SEC" has the meaning set forth in Section
3.2(a) of this Agreement.

                           (tt)     "SEPARATION" has the meaning set forth in
the Recitals to this Agreement.

                           (uu)     "SEPARATION DATE" has the meaning set forth
in Section 2.1 of this Agreement.

                           (vv)     "SUBSIDIARY" means with respect to any
specified Person, any corporation, any limited liability company, any partnership, or any other legal entity of which such Person or its Subsidiaries owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body. Unless the context otherwise requires, reference to TFS and its Subsidiaries shall not include the subsidiaries of TFS that will be transferred to Brillian after giving effect to the Separation, and those subsidiaries will be treated as Subsidiaries of Brillian.

                           (ww)     "TAX SAVING AMOUNT" has the meaning set
forth in Section 7.5(b) of this Agreement.

                           (xx)     "TAX SHARING AGREEMENT" has the meaning set
forth in Section 2.4(d) of this Agreement.

                           (yy)     "THIRD PARTY CLAIM" has the meaning set
forth in Section 7.3(b) of this Agreement.

                           (zz)     "TFS" has the meaning set forth in the
prelude to this Agreement.

                           (aaa)    "TFS COMMON STOCK" has the meaning set forth
in the Recitals to this Agreement.

                           (bbb)    "TFS PLANS" has the meaning set forth in
Section 4.3(a) of this Agreement.

                           (ccc)    "TFS POLICY" has the meaning set forth in
Section 5.2 of this Agreement.

                           (ddd)    "TFS 401(k) PLAN" has the meaning set forth
in Section 4.4 of this Agreement.

                           (eee)    "TRANSFERRED ASSETS" has the meaning set
forth in Section 1.1 of this Agreement.

                           (fff)    "TRANSFERRED EMPLOYEES" has the meaning set
forth in Section 4.1 of this Agreement.

                           (ggg)    "TRANSFERRED INTELLECTUAL PROPERTY" has the
meaning set forth in Section 1.1(e) of this Agreement.

                           (hhh)    "TRANSITION SERVICES AGREEMENT" has the
meaning set forth in Section 2.4(c) of this Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, the parties have executed and delivered this Master Separation and Distribution Agreement effective as of the date first written above.

                                           THREE-FIVE SYSTEMS, INC.

                                           By:      /s/ Jeffrey D. Buchanan
                                              ----------------------------------
                                           Name:    Jeffrey D. Buchanan
                                           Title:   Executive Vice President and
                                                    Chief Financial Officer

                                           BRILLIAN CORPORATION

                                           By:      /s/ Wayne A. Pratt
                                              ----------------------------------
                                           Name:    Wayne A. Pratt
                                           Title:   Vice President and Chief
                                                    Financial Officer